EXHIBIT 99.1

LA JOLLA PHARMACEUTICAL ANNOUNCES CONTINUED PROGRESS WITH PHASE 3 INTERNATIONAL
RIQUENT® STUDY

SAN DIEGO, November 6, 2006 – La Jolla Pharmaceutical Company (Nasdaq: LJPC) today announced significant progress in enrolling patients and opening sites for its Phase 3 clinical trial of Riquent® (abetimus sodium) for the treatment of lupus renal disease. To date, 82 patients have been enrolled in the study, with 40 patients randomized in October. More than 150 additional patients are currently in screening for potential enrollment in the study. The Company has activated 65 clinical trial sites, including newly added sites in Europe.

“We have taken significant steps since announcing the re-initiation of the study in August 2006. We continue to aggressively move forward to open new sites and enroll patients, and we anticipate that the rate of enrollment will continue to grow,” said Deirdre Y. Gillespie, M.D., President and CEO of La Jolla Pharmaceutical Company. “Our goal is to open a total of approximately 120 sites worldwide with a target date for completion of patient recruitment in the second half of 2007.”

Of the 82 enrolled patients, 27 had been randomized before enrollment for the study was suspended in 2005 to conserve cash. This Phase 3 study plans to enroll approximately 600 patients in the United States, Mexico, Europe and Asia, and most patients will be treated with higher doses than in previous studies.

About Riquent
Riquent is the first drug candidate specifically developed for the treatment of lupus renal disease, a leading cause of sickness and death in lupus patients. The drug candidate has already been evaluated in 13 clinical trials over a 10-year time span that evaluated more than 800 patients and subjects. Riquent has been well tolerated in all of these studies, with no serious side effects identified to date. Riquent’s only known biological activity is the reduction of antibodies to double-stranded DNA (dsDNA) that are associated with the progression of lupus renal disease and renal flares. In all clinical trials where antibodies to dsDNA were measured, Riquent treatment has significantly reduced these antibody levels. Data generated from the Company’s previous Phase 2/3 and Phase 3 trials indicated that patients with lower antibody levels experienced significantly fewer renal flares and improved health-related quality of life.

About Lupus
Lupus (systemic lupus erythematosus) is a chronic, potentially life-threatening autoimmune disease. About 90% of lupus patients are female, and many develop the disease during their childbearing years. Approximately 50% of lupus patients have renal disease, which can lead to irreversible renal damage, renal failure and the need for dialysis, and is a leading cause of death in lupus patients. Latinos, African Americans and Asians face an increased risk of serious renal disease associated with lupus. The current standard of care for lupus renal disease often involves treatment with high doses of corticosteroids and immunosuppressive drugs that can cause severe side effects including diabetes, hypertension and sterility, and may leave patients vulnerable to opportunistic infections. To date, no lupus specific drug has been approved in the U.S.

La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases and inflammation afflicting several million people around the world. The Company’s leading product in development is Riquent®, which is designed to treat lupus renal disease, a leading cause of sickness and death in patients with lupus. The Company is also developing small molecules to treat various other autoimmune and inflammatory conditions. The Company’s common stock is traded on The NASDAQ Global Market under the symbol LJPC. More information about the Company is available on its Web site: http://www.ljpc.com.

The forward-looking statements in this press release involve significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. The analyses of clinical results of Riquent, previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus (“lupus”), and any other drug candidate that we may develop, including the results of any trials or models that are ongoing or that we may initiate in the future, could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit, or may reveal a potential safety issue requiring us to develop new candidates. The analysis of the data from our previous Phase 3 trial of Riquent showed that the trial did not reach statistical significance with respect to its primary endpoint, time to renal flare, or with respect to its secondary endpoint, time to treatment with high-dose corticosteroids or cyclophosphamide. The results from our clinical trials of Riquent, including the results of any trials that are ongoing or that we may initiate in the future, may not ultimately be sufficient to obtain regulatory clearance to market Riquent either in the United States or Europe, and we may be required to conduct additional clinical studies to demonstrate the safety and efficacy of Riquent in order to obtain marketing approval. There can be no assurance, however, that we will have the necessary resources to complete any current or future trials or that any such trials will sufficiently demonstrate the safety and efficacy of Riquent. Our blood test to measure the binding affinity for Riquent is experimental, has not been validated by independent laboratories and will likely be reviewed as part of the Riquent approval process. Our SSAO inhibitor program is at a very early stage of development and involves comparable risks. Analysis of our clinical trials could have negative or inconclusive results. Any positive results observed to date in our clinical trials or animal models may not be indicative of future results. In any event, regulatory authorities may require clinical trials in addition to our current clinical trial, or may not approve our drugs. Our ability to develop and sell our products in the future may be adversely affected by the intellectual property rights of third parties. Additional risk factors include the uncertainty and timing of: obtaining required regulatory approvals, including delays associated with any approvals that we may obtain; our ability to pass all necessary regulatory inspections; the availability of sufficient financial resources; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing and sales experience; our ability to make use of the orphan drug designation for Riquent; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; and our dependence on patents and other proprietary rights. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Annual Report on Form 10-K for the year ended December 31, 2005, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.

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